The securities represented by this Warrant and issuable upon exercise hereof have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the provisions of any applicable state securities laws, but have been acquired by Registered Holder for purposes of investment and in reliance on statutory exemptions under the Act, and under any applicable state securities laws. These securities and the securities issued upon exercise hereof may not be sold, pledged, transferred or assigned, nor may this Warrant be exercised, except in a transaction which is exempt from registration under the provisions of the Act and any applicable state securities laws or pursuant to an effective registration statement.

COMMON STOCK PURCHASE WARRANT

Issuance Date: August 2, 2011 Certificate No.__

For value received, Santa Fe Gold Corporation, a Delaware corporation (the "**Company**"), hereby grants to VPC Fund II, L.P., a Delaware limited partnership, or its transferees and assigns ("**Registered Holder**"), the right to purchase from the Company a total of 400,000 shares of the Company's common stock, par value $0.002 per share ("**Common Stock**"), at a price per share equal to $1.00 (the "**Initial Exercise Price**"). The Initial Exercise Price and number of Warrant Shares (and the amount and kind of other securities) for which this Warrant is exercisable shall be subject to adjustment as provided in **Section 2**. This Warrant is being issued in connection with the Financing Agreement among the Company, the other Borrowers thereto, Registered Holder, the other Lender party thereto and Victory Park Management, LLC, a Delaware limited liability company, as administrative and collateral agent, dated as of the date hereof (the "**Financing Agreement**"). Certain capitalized terms used herein are defined in **Section 3** hereof.

This Warrant is subject to the following provisions:

SECTION 1. Exercise of Warrant.

(a) Terms of Warrants; Exercise Period. Subject to the terms of this Warrant, Registered Holder shall have the right, commencing on the date hereof and expiring at 11:59 p.m. (Chicago, Illinois time) on the five-year anniversary hereof (the "**Expiration Date**"), to exercise this Warrant, in whole or in part, and receive from the Company the number of Warrant Shares which Registered Holder may at the time be entitled to receive on either: (i) exercise of this Warrant and payment of the Aggregate Exercise Price, as such term is defined in **Section 1(c)(i)(D)**, then in effect for the Warrant Shares ("**Cash Exercise**"), or (ii) exercise of this Warrant by Cashless Exercise, as defined in **Section 1(b)**.

(b) Cashless Exercise. In lieu of exercising the Warrant by Cash Exercise, at any time, Registered Holder may satisfy its obligation to pay the Aggregate Exercise Price for the Warrant Shares through a "cashless exercise," in which event the Company shall issue to Registered Holder the number of Warrant Shares determined as follows:

$$X = Y [(A-B)/A]$$

where:

X = the number of Warrant Shares to be issued to Registered Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the volume weighted average of the Last Sale Price of the Common Stock for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

(c) Exercise Procedure.

(i) This Warrant shall be deemed to have been exercised on the date specified in a written notice from Registered Holder to the Company (the "**Exercise Date**") and within three Business Days following the Exercise Date, Registered Holder shall deliver the following to the Company:

(A) a completed Exercise Notice, as described in **Section 1(d)**, in which Registered Holder shall provide all information requested therein including whether this Warrant is being exercised by Cash Exercise or Cashless Exercise;

(B) this Warrant;

(C) if this Warrant is not registered in the name of Registered Holder, an Assignment or Assignments in the form set forth in **Exhibit II** hereto evidencing the assignment of this Warrant to Registered Holder, in which case Registered Holder shall have complied with the provisions set forth in **Section 5**; and

(D) if this Warrant is being exercised by Cash Exercise, a check payable to the Company in an amount equal to the product of the Exercise Price, as such term is defined in **Section 2**, multiplied by the number of Warrant Shares being purchased upon such exercise (the "**Aggregate Exercise Price**").

(ii) Certificates for Warrant Shares purchased upon exercise of this Warrant shall be delivered by the Company to Registered Holder within five Business Days after the date of the Exercise Date. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant that have not expired or been exercised and shall, within such five Business Day period, deliver such new Warrant to the Person designated for delivery in the Exercise Notice.

(iii) The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to Registered Holder on the Exercise Date, and Registered Holder shall be deemed for all purposes to have become the record holder of such Warrant Shares at the Exercise Date.

(iv) The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(v) The Company shall assist and cooperate with Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant.

(vi) The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the Exercise Price therefor, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which securities of the Company may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(vii) If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligations to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 130% of the number of shares of Common Stock as shall from time to time be necessary o effect the exercise of this Warrant then outstanding (the "**Required Reserve Amount**") (an "**Authorized Share Failure**"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount. Without limiting the generality of the foregoing, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. If the Company fails to remedy any Authorized Share Failure within 60 days after such occurrence, the Company shall immediately pay to Registered Holder $10,000 and shall thereafter pay to Registered Holder $10,000 on each 30th day thereafter, or the first Business Day after such 30th day if the 30th day does not fall on a Business Day, for as long as the Authorized Share Failure is continuing.

(d) Exercise Notice. Upon any exercise of this Warrant, Registered Holder shall deliver an Exercise Notice in the form set forth in **Exhibit I** hereto, except that if the Warrant Shares are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Notice shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all the Warrant Shares purchasable or which can be acquired by Cashless Exercise hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued. Such Exercise Notice shall be dated the actual date of execution thereof.

SECTION 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Initial Exercise Price shall be subject to adjustment from time to time as provided in this **Section 2** (such price or such price as last

adjusted pursuant to the terms hereof, as the case may be, is herein called the "**Exercise Price**"), and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this **Section 2**.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. In case of any reclassification, capital reorganization, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or any other change in the Common Stock of the Company, other than as a result of a subdivision, combination, or stock dividend provided for in **Section 2(b)** (any of which, a "**Change Event**"), then, as a condition of such Change Event, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to Registered Holder, so that Registered Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant (subject to adjustment of the Exercise Price as provided in **Section 2**), the kind and amount of shares of stock and other securities and property receivable in connection with such Change Event by a holder of the same number of shares of Common Stock as were purchasable by Registered Holder immediately prior to such Change Event. In any such case appropriate provisions shall be made with respect to the rights and interest of Registered Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(b) Subdivisions or Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant, subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision of stock, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this **Section 2(b)** shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Additional Adjustment to Initial Exercise Price Upon Below-Initial Exercise Price Issuance of Common Stock. Except in the case of an event described in **Section 2(b)**, if the Company shall, at any time or from time to time after the date hereof, issue or sell, or in accordance with **Section 2(d)** is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(i) the sum of (A) the product obtained by multiplying the Fully Diluted Shares immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(ii) the sum of (A) the Fully Diluted Shares immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common

Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

(d) Effect of Certain Events on Adjustment to Exercise Price. For purposes of determining the adjusted Exercise Price the following shall be applicable:

(i) Issuance of Options. If the Company shall, at any time or from time to time after the Issuance Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in **Section 2(d)(v)**) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price under this **Section 2(d)**), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of this **Section 2(d)**) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in **Section 2(d)(iii)**, no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii) Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Issuance Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in **Section 2(d)(v)**) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to **Section 2(d)**), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of this **Section 2(d)**) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of

additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in **Section 2(d)(iii)**, (A) no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this **Section 2(d)**.

(iii) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in **Section 2(d)(i)** or **Section 2(d)(ii)**, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in **Section 2(d)(i)** or **Section 2(d)(ii)**, (C) the rate at which Convertible Securities referred to in **Section 2(d)(i)** or **Section 2(d)(ii)** are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in **Section 2(d)(i)** or any Convertible Securities referred to in **Section 2(d)(ii)**, then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this **Section 2**), the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this **Section 2** had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced.

(iv) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this **Section 2** (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this **Section 2** to the Exercise Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Issuance Date, issue or sell, or is deemed to have issued or sold in accordance with this **Section 2(d)**, any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such

security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Company's board of directors and Registered Holder.

(vi) Record Date. For purposes of any adjustment to the Exercise Price or the number of Warrant Shares in accordance with this **Section 2**, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this **Section 2**.

(viii) Other Dividends and Distributions. Subject to the provisions of this **Section 2(d)**, if the Company shall, at any time or from time to time after the date hereof, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of shares of Common Stock, Options or Convertible Securities in respect of outstanding shares of Common Stock), cash or other property, then, and in each such event, provision shall be made so that Registered Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which Registered Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this **Section 2** with respect to the rights of Registered Holder; provided, that no such provision shall be made if Registered Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as Registered Holder would

have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

(e) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five Business Days thereafter, the Company shall furnish to Registered Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by Registered Holder, but in any event not later than five Business Days thereafter, the Company shall furnish to Registered Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(f) Notices. In the event:

(i) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or any sale of at least a majority of the Company's assets or outstanding capital stock to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to Registered Holder at least 10 Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

SECTION 3. Definitions. The following terms have the meanings set forth below:

"**Act**" means the Securities Act of 1933, as amended.

"**Business Day**" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"**Convertible Securities**" means any securities (directly or indirectly and at any time) convertible into or exchangeable for Common Stock, but excluding Options.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

"**Fully Diluted Shares**" means all shares of Common Stock then outstanding assuming the full conversion, exercise or exchange of all then outstanding Options and Convertible

"**Last Sale Price**" means (i) if the Common Stock is listed on a national securities exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, the last trading price per share of the Common Stock for such date, (ii) if the Common Stock is quoted on the NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the closing bid price of the Common Stock on such date, (iii) if the Common Stock is traded in the residual over-the-counter market, the closing bid price for the Common Stock for such date as reported by the Pink Sheets, LLC or similar publisher of such quotations, and (iv) if the fair market value of the Common Stock cannot be determined pursuant to clause (i), (ii) or (iii) above, such price as the board of directors of the Company and Registered Holders of Warrants representing a majority of the Warrant Shares obtainable upon exercise of the then-outstanding Warrants shall mutually determine, in good faith. In the case of a dispute as to the determination of the Last Sale Price or the arithmetic calculation of the Warrant Shares to be issued in connection with such exercise, the Company shall promptly issue to Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with <u>Section 13</u>.

"**Options**" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

"**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"**Trading Day**" means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

"**Trading Market**" means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

"**Warrant**" means the right to purchase one or more Warrant Shares pursuant to the terms of this Warrant, as the same may be transferred, divided or exchanged pursuant to the terms hereof.

"**Warrant Shares**" means shares of the Common Stock issuable upon exercise of the Warrant; provided, however, that if there is a change such that the securities issuable upon exercise of the Warrant are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of the Warrant if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares.

SECTION 4. Registration of the Warrant Shares. The Company shall register the Warrant Shares pursuant to the terms of the Registration Rights Agreement, dated as of even date herewith, by and between the Company and Registered Holder.

SECTION 5. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Registered Holder shall give rise to any liability of such holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Company.

SECTION 6. Warrant Transferable. Subject to compliance with applicable securities laws and the terms of this **Section 6**, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to Registered Holder upon surrender of this Warrant with a properly executed Assignment (in the form of **Exhibit II** hereto) at the principal office of the Company.

SECTION 7. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by Registered Holder at the time of such surrender. The effective date that the Company initially issues this Warrant shall be deemed to be the "**Date of Issuance**" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "**Warrants**."

SECTION 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at the expense of Registered Holder) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

SECTION 9. Notices. All notices, requests, deliveries, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in

person, faxed, or mailed by overnight courier service or certified or registered mail, return receipt requested, postage pre-paid, addressed as follows:

if to the Company, to:

Santa Fe Gold Corporation
Attn: Chief Executive Officer
11128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
Telephone: (505) 255-4852
Facsimile: (505) ___ - ____

if to Registered Holder, to:

VPC Fund II, L.P.
Attention: Scott R. Zemnick, General Counsel
227 W. Monroe Street, Suite 3900
Chicago, IL 60606
Telephone: (312) 705-2786
Facsimile: (312) 701-0794

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Registered Holder of Warrants) or to Registered Holders of Warrants (in the case of the Company) in accordance with the provisions of this paragraph.

SECTION 10. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Registered Holders of Warrants representing a majority of the Warrant Shares obtainable upon exercise of the then-outstanding Warrants; provided, however, that no such action may change the Exercise Price of the Warrants or the number of shares or class of capital stock obtainable upon exercise of each Warrant without the written consent of all Registered Holders.

SECTION 11. Descriptive Headings; Governing Law.

(a) The descriptive headings of the several Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

(b) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 12. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any

reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of Registered Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warranty above $.002 per share, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of this Warrant, including, without limitation, those actions called for by **Section 1(c)(vii)**.

SECTION 13. Dispute Resolution. In the case of a dispute as to the determination of the Last Sale Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determination or arithmetic calculation via facsimile within one Business Day of receipt, or deemed receipt, of the Exercise Notice giving rise to such dispute, as the case may be, to Registered Holder. If Registered Holder and the Company are unable to agree upon such determination of the Last Sale Price or arithmetic calculation of the Warrant Shares within one Business Day of such disputed determination or arithmetic calculation being submitted to the Registered Holder, then the Company shall, within one Business Day submit via facsimile (i) the disputed determination of the Last Sale Price to an independent, reputable investment bank selected by the Company and approved by Registered Holder or (ii) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant. The Company, at the Company's expense, shall cause the investment bank or the accountant to perform the determinations or calculations and notify the Company and Registered Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

SECTION 14. Warrant Register. The Company shall maintain at its principal executive office books for the registration and the registration of transfer of this Warrant. The Company may deem and treat Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

SECTION 15. Fractions of Shares. The Company may, but shall not be required, to issue a fraction of a Warrant Share upon the exercise of this Warrant in whole or in part. As to any fraction of a share which the Company elects not to issue, the Company shall make a cash payment in respect of such fraction in an amount equal to the same fraction of the market price of a Warrant Share on the date of such exercise (as determined by the board of directors in its reasonable discretion).

* * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated as of the Date of Issuance hereof.

SANTA FE GOLD CORPORATION

By: ______________________

Name: W. Pierce Carson

Title: Chief Executive Officer

13747\7\1568229

EXHIBIT I

FORM OF EXERCISE NOTICE

To: Santa Fe Gold Corporation

The undersigned is Registered Holder of Warrant No. ______ (the "**Warrant**") issued by Santa Fe Gold Corporation, a Delaware corporation (the "**Company**"). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

The undersigned Registered Holder hereby exercises its right to purchase ________________ Warrant Shares pursuant to the Warrant.

The Holder intends that payment of the Exercise Price shall be made as (check one):

____ "Cash Exercise" under **Section 1**

____ "Cashless Exercise" under **Section 1**

If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

Pursuant to this exercise, the Company shall deliver to Registered Holder __________ Warrant Shares in accordance with the terms of the Warrant. If the Warrant Shares to be issued pursuant to the exercise are to be registered in the name(s) of a Person(s) other than the name of Registered Holder, then please provide the Person(s) name(s) and address(es) (attach separate sheet if needed):

____

____

Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

If the Warrant is not fully exercised, the name of the Person to whom a new Warrant for the unexercised portion of the Warrant shall be issued and that Person's address is as follows (attach separate sheet if needed):

____

____

Dated: __________________, _____

Name of Registered Holder:

(Print) ________________________________

By: ________________________________
Name: ________________________________
Title: ________________________________
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED, ______________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. _____) with respect to the number of the Warrant Shares covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated: Signature ________________________

Witness ________________________

The Assignee agrees to be bound by the terms of the Warrant.

Signature ________________________

Witness ________________________